Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2018 Fourth Quarter and Full Year Results

•	Record backlog at $118 million, full year orders of $112 million

•	Fourth quarter revenue of $22 million; diluted earnings per share of $0.09

•	Expecting fiscal 2019 revenue between $90 million and $95 million

BATAVIA, NY, May 31, 2018 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its fourth quarter and fiscal year ended March 31, 2018 (“fiscal 2018”).

Net sales in the fourth quarter of fiscal 2018 were $22.2 million, compared with net sales of $25.6 million in the fourth quarter of the fiscal year ended March 31, 2017 (“fiscal 2017”). Net income in the fiscal 2018 fourth quarter was $0.8 million, or $0.09 per diluted share, compared with $1.8 million, or $0.18 per diluted share, in the prior-year fourth quarter.

Net sales for the full year of fiscal 2018 were $77.5 million, compared with $91.8 million in fiscal 2017. Fiscal 2018 net loss was $9.8 million, or a loss of $1.01 per diluted share, compared with net income of $5.0 million, or $0.52 per diluted share, in fiscal 2017. Excluding restructuring charges, non-cash charges for goodwill and intangible asset impairments as well as other related charges and the impact of the U.S. Tax Cuts and Jobs Act tax reform legislation passed in December 2017, net income for fiscal 2018 was $1.8 million, or $0.18 per diluted share, compared with $5.5 million, or $0.56 per diluted share in fiscal 2017 on a comparable basis.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Our fourth quarter fiscal 2018 orders were $43.5 million, reflecting the highest level since our fourth quarter of fiscal 2015. This contributed to full year orders of $112 million. The composition of our resulting year-end backlog of $118 million gives us confidence in our expectations for fiscal 2019.”

He continued, “Fiscal 2018 was another challenging year due to weak order levels in fiscal 2017 that totaled $66 million. We believe that fiscal 2018 was the trough of the downturn. Throughout the prolonged cyclical downturn which began in late 2014, we continued to make investments in our business processes, focusing on lead time reduction and first pass yield quality, as well as other continuous improvement and performance management initiatives. We expect that these investments will serve us well and help drive profitability as we enter a growth cycle.”

Fourth Quarter Fiscal 2018 Sales Summary

See accompanying financial tables for a breakdown of sales by industry and region)

The $3.4 million, or 13%, decline in sales during the fiscal 2018 fourth quarter compared with the prior-year quarter included significant variation by industry. It included a $3.9 million increase in sales to the refining market, offset by a $3.2 million reduction in sales to the chemical/petrochemical market, a $1.6 million decline to the power market, and a $2.5 million reduction to the other commercial, industrial and defense markets.

From a geographic perspective, sales to the Company’s U.S. market decreased $5.3 million compared with the prior-year fourth quarter, partially offset by a $1.9 million increase in sales to international markets. U.S. sales represented 66% of consolidated sales in the fiscal 2018 quarter, compared with 78% in the prior-year fourth quarter.

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Fourth Quarter Fiscal 2018 Operating Performance Review

($ in millions except per share data)	Q4 FY18	Q4 FY17	Change
Net sales	$22.2	$25.6	$(3.4)
Gross profit	$5.0	$6.7	$(1.7)
Gross margin	22.8%	26.3%
Operating profit	$0.9	$2.5	$(1.6)
Operating margin	3.8%	9.8%
Net income	$0.8	$1.8	$(1.0)
Diluted EPS	$0.09	$0.18	$(0.09)

Non-GAAP financial measure:

Adjusted net income	$0.6	$1.8	$(1.2)
Adjusted diluted EPS	$0.07	$0.18	$(0.11)

Fourth quarter fiscal 2018 gross profit was negatively impacted by lower sales. Gross margin was negatively impacted by a weaker mix of projects including a non-repeating atypical project during the fourth quarter of fiscal 2017, as well as under-absorption of overhead costs due to lower sales.

Selling, general and administrative (“SG&A”) expenses of $4.1 million were relatively flat compared with the prior-year period. SG&A as a percent of sales was 19% in the fourth quarter of fiscal 2018 compared with 16% in the same prior-year period.

During the fourth quarter of fiscal 2018, Graham had an effective tax rate of 16%, benefiting from the U.S. Tax Cuts and Jobs Act and favorable year-end tax adjustments. Adjusted net income for the fiscal 2018 fourth quarter noted in the table above removes the favorable impact of adopting the new tax legislation. The effective tax rate in the fourth quarter of fiscal 2017 was 31%.

To summarize, the decrease in net income and diluted EPS during the fourth quarter compared with the prior-year quarter was primarily due to lower sales and weaker project mix.

EBITDA

($ in millions)	Q4 FY18	Q4 FY17	Change
EBITDA	$1.4	$3.1	$(1.7)
EBITDA margin	6.3%	12.1%

EBITDA (defined as consolidated net income before interest expense and income, income taxes, and depreciation and amortization) during the fiscal 2018 fourth quarter was unfavorably impacted by the factors discussed above.

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, EBITDA and EBITDA margin (EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA and EBITDA margin as well as a reconciliation of net income to EBITDA.

Full Year Fiscal 2018 Review

($ in millions except per share data)	FY18	FY17	Change
Net sales	$77.5	$91.8	$(14.3)
Gross profit	$17.3	$22.2	$(4.9)
Gross margin	22.4%	24.1%
Operating (loss) profit	$(13.4)	$6.7	$(20.1)
Operating margin	-17.3%	7.3%
Net (loss) income	$(9.8)	$5.0	$(14.8)
Diluted EPS	$(1.01)	$0.52	$(1.53)

Non-GAAP financial measures:

Adjusted operating profit	$2.0	$7.3	$(5.3)
Adjusted operating margin	2.5%	8.0%
Adjusted net income	$1.8	$5.5	$(3.7)
Adjusted diluted EPS	$0.18	$0.56	$(0.38)

Full year sales decreased 16% compared with fiscal 2017. International sales increased to $25.6 million in fiscal 2018 and represented 33% of total sales, compared with $22.6 million, or 25% of sales in fiscal 2017. Sales to the U.S. were $51.9 million, or 67% of net sales in fiscal 2018, compared with $69.2 million, or 75% of fiscal 2017 net sales.

The decrease in gross profit and gross margin was due to lower volume resulting from the 16% reduction in sales when compared with the prior year as well as a large non-repeating atypical order which converted in the second half of fiscal 2017.

SG&A in fiscal 2018 was $15.6 million, up $0.8 million. As a percent of sales, SG&A was 20% for fiscal 2018 compared with 16% in the prior year. The increase in SG&A was principally related to the benefit of insurance proceeds received in the prior year.

The fiscal 2018 operating results were impacted by a $14.8 million pre-tax ($12.0 million after tax) non-cash charge for impairment of goodwill and intangible assets as well as a related $0.3 million charge, all recognized in the third quarter. The full year operating results also included $0.3 million and $0.6 million of pre-tax restructuring charges for severance costs in fiscal 2018 and 2017, respectively. Excluding those atypical items, adjusted operating profit was $2.0 million and $7.3 million in fiscal 2018 and 2017, respectively.

Fiscal 2018 results were also impacted by a $0.8 million favorable adjustment to income taxes upon implementation of the tax reform legislation adopted in December 2017. That adjustment included $0.8 million of expense for adjusting the rates on the deferred tax liability associated with the Energy Steel acquisition offset by a benefit of $1.6 million for other tax items.

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Fiscal 2018 adjusted net income and non-GAAP diluted EPS excluded $12.0 million of net-of-tax impairment charges, $0.2 million of net-of-tax bad debt charges associated with the revaluation of the Company’s commercial nuclear power business, $0.2 million for a net-of-tax nonrecurring restructuring charge and a $0.8 million tax benefit for adoption of the new federal tax rates as a result of the tax reform legislation adopted in December 2017. Fiscal 2017 adjusted net income and non-GAAP diluted EPS excluded $0.4 million net-of-tax for a nonrecurring restructuring charge.

To summarize, the decrease in adjusted net income and non-GAAP diluted EPS during the year compared with the prior year was primarily due to lower sales and weaker project mix.

Adjusted EBITDA

($ in millions)	FY18	FY17	Change
Adjusted EBITDA	$4.2	$9.6	$(5.4)
Adjusted EBITDA margin	5.4%	10.5%

Adjusted EBITDA (defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, nonrecurring restructuring charges, impairment of goodwill and intangible assets, and a charge associated with the revaluation of the nuclear business) was impacted by the factors discussed above.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted operating profit, Adjusted operating margin, Adjusted net income, non-GAAP diluted EPS, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of Adjusted operating profit, Adjusted operating margin, Adjusted net income, non-GAAP diluted EPS, Adjusted EBITDA and Adjusted EBITDA margin as well as reconciliations from GAAP measures.

Solid Balance Sheet Provides Financial Flexibility to Pursue Business Strategy

Cash, cash equivalents and investments at March 31, 2018 were $76.5 million, up $3.0 million from March 31, 2017. The increase resulted primarily from positive operating cash flow.

Cash provided by operations in fiscal 2018 was $8.5 million, compared with $12.4 million in fiscal 2017. The decrease was primarily the result of timing of working capital utilization and lower net income.

Capital expenditures were $2.1 million in fiscal 2018 compared with $0.3 million in fiscal 2017. The Company expects capital expenditures for fiscal 2019 to be between $2 million and $2.5 million, the majority of which are expected to be used for productivity enhancements.

Dividend payments were $3.5 million in both fiscal 2018 and 2017.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at March 31, 2018.

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Orders and Backlog Demonstrate Early Signs of Cyclical Recovery

Driven by the U.S. Navy as well as the refining industry in North America, total orders grew to $43.5 million in the fourth quarter of fiscal 2018, compared with $9.0 million in the prior-year fourth quarter. The fiscal 2017 fourth quarter was unfavorably impacted by $6.5 million of order cancellations. Orders from U.S. customers in the fiscal 2018 fourth quarter were $35.1 million, or 81% of total orders, and orders from international markets were $8.4 million, or 19%. The fiscal 2018 fourth quarter orders included $24.5 million, or 56% of the total, from other commercial, industrial and defense markets, which includes the U.S. Navy.

Orders for fiscal 2018 were $112.2 million, up 70% compared with $66.1 million in fiscal 2017. The increase was driven by the refining industry, which was up $29.4 million, as well as the other commercial, industrial and defense markets, which were up $19 million. Orders from U.S. customers in fiscal 2018 were $77.1 million, or 69%, and orders from international markets were $35.1 million, or 31%. In fiscal 2017, 74% of orders were from U.S. customers and 26% were international.

Graham expects that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Backlog at the end fiscal 2018 was a record $117.9 million, up from $96.2 million and $82.6 million at the end of the previous quarter and from the end of fiscal 2017, respectively.

The Company continues to believe that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at March 31, 2018 was approximately:

•	56% for U.S. Navy projects

•	30% for refinery projects

•	5% for power projects, including nuclear

•	5% for chemical/petrochemical projects

•	4% for other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months: 55% to 60%

•	Within 12 to 24 months: 20% to 25%

•	Beyond 24 months: 15% to 25%

Outlook and FY 2019 Guidance

Graham is announcing its fiscal 2019 guidance, as follows:

•	Revenue anticipated to be between $90 million and $95 million

•	Gross margin expected to be between 24% and 25%

•	SG&A expense expected to be between $18 and $18.75 million

•	Effective tax rate anticipated to be between 20% and 22%

Mr. Lines concluded, “Strong order levels during the past two quarters provide a solid foundation for anticipated revenue growth in fiscal 2019 of 16% to 22% compared with fiscal 2018. Margin for recent orders is superior to fiscal 2017 orders and, when considered in conjunction with our operational improvements, this gives us confidence in our expected fiscal 2019 gross margin range. We are pleased to once again be on a growth trajectory.”

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the fourth quarter and fiscal 2018, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET on the day of the teleconference through Thursday, June 7, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13678791. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham Corporation

Fourth Quarter Fiscal 2018

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended March 31,			Year Ended March 31,
	2018	2017	% Change	2018	2017	% Change
Net sales	$22,178	$25,624	(13%)	$77,534	$91,769	(16%)
Cost of products sold	17,129	18,885	(9%)	60,204	69,608	(14%)

Gross profit	5,049	6,739	(25%)	17,330	22,161	(22%)
Gross margin	22.8%	26.3%		22.4%	24.1%

Other expenses and income:
Selling, general and administrative	4,140	4,162	(1%)	15,410	14,624	5%
Selling, general and administrative – amortization	59	59	0%	236	234	1%
Impairment of goodwill and intangible assets	—	—	N/A	14,816	—	N/A
Restructuring charge	—	—	N/A	316	630	(50%)

Operating profit (loss)	850	2,518	(66%)	(13,448)	6,673	N/A

Operating margin	3.8%	9.8%		(17.3%)	7.3%
Interest income	(151)	(114)	32%	(606)	(386)	57%
Interest expense	4	3	33%	12	10	20%

Income (loss) before provision for income taxes	997	2,629	(62%)	(12,854)	7,049	N/A
Provision (benefit) for income taxes	164	828	(80%)	(3,010)	2,026	N/A

Net income (loss)	$833	$1,801	(54%)	$(9,844)	$5,023	N/A

Per share data:
Basic:
Net income (loss)	$0.09	$0.18	(50%)	$(1.01)	$0.52	N/A

Diluted:
Net income (loss)	$0.09	$0.18	(50%)	$(1.01)	$0.52	N/A

Weighted average common shares outstanding:
Basic	9,772	9,738		9,764	9,716
Diluted	9,781	9,753		9,764	9,728
Dividends declared per share	$0.09	$0.09		$0.36	$0.36

N/A: Not Applicable

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham Corporation

Fourth Quarter Fiscal 2018

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$40,456	$39,474
Investments	36,023	34,000
Trade accounts receivable, net of allowances ($339 and $168 at March 31, 2018 and 2017, respectively)	17,026	11,483
Unbilled revenue	8,079	15,842
Inventories	11,566	9,246
Prepaid expenses and other current assets	772	681
Income taxes receivable	1,478	—

Total current assets	115,400	110,726
Property, plant and equipment, net	17,052	17,021
Prepaid pension asset	4,369	2,340
Goodwill	1,222	6,938
Permits	1,700	10,300
Other intangible assets, net	3,388	4,068
Other assets	202	177

Total assets	$143,333	$151,570

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$88	$107
Accounts payable	16,151	10,295
Accrued compensation	4,958	5,189
Accrued expenses and other current liabilities	2,885	3,723
Customer deposits	13,213	12,407
Income taxes payable	—	317

Total current liabilities	37,295	32,038
Capital lease obligations	55	143
Deferred income tax liability	1,427	4,051
Accrued pension liability	565	467
Accrued postretirement benefits	642	761

Total liabilities	39,984	37,460

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,579 and 10,548 shares issued and 9,772 and 9,740 shares outstanding at March 31, 2018 and 2017, respectively	1,058	1,055
Capital in excess of par value	23,826	23,176
Retained earnings	99,011	110,544
Accumulated other comprehensive loss	(8,250)	(8,434)
Treasury stock (807 and 808 shares at March 31, 2018 and 2017, respectively)	(12,296)	(12,231)

Total stockholders’ equity	103,349	114,110

Total liabilities and stockholders’ equity	$143,333	$151,570

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham Corporation

Fourth Quarter Fiscal 2018

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended March 31,
	2018	2017
Operating activities:
Net (loss) income	$(9,844)	$5,023
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	1,986	2,092
Amortization	236	234
Amortization of unrecognized prior service cost and actuarial losses	1,050	1,387
Impairment of goodwill and intangible assets	14,816	—
Stock-based compensation expense	577	627
Loss on disposal or sale of property, plant and equipment	26	4
Deferred income taxes	(3,088)	(884)
(Increase) decrease in operating assets:
Accounts receivable	(5,472)	1,127
Unbilled revenue	7,866	(3,996)
Inventories	(2,311)	1,561
Income taxes receivable/payable	(1,794)	1,977
Prepaid expenses and other current and non-current assets	(176)	(111)
Prepaid pension asset	(1,009)	(823)
Increase (decrease) in operating liabilities:
Accounts payable	5,757	78
Accrued compensation, accrued expenses and other current and non-current liabilities	(954)	28
Customer deposits	792	4,010
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	53	55

Net cash provided by operating activities	8,511	12,389

Investing activities:
Purchase of property, plant and equipment	(2,051)	(325)
Proceeds from disposal of property, plant and equipment	6	1
Purchase of investments	(54,023)	(55,000)
Redemption of investments at maturity	52,000	62,000

Net cash (used) provided by investing activities	(4,068)	6,676

Financing activities:
Principal repayments on capital lease obligations	(107)	(58)
Issuance of common stock	—	137
Dividends paid	(3,517)	(3,492)
Purchase of treasury stock	(119)	(29)
Excess tax deficiency (benefit) on stock awards	—	(19)

Net cash used by financing activities	(3,743)	(3,461)

Effect of exchange rate changes on cash	282	(202)

Net increase in cash and cash equivalents	982	15,402
Cash and cash equivalents at beginning of year	39,474	24,072

Cash and cash equivalents at end of period	$40,456	$39,474

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham Corporation

Fourth Quarter Fiscal 2018

Adjusted Net Income Reconciliation—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended				Year Ended
	March 31,				March 31,
	2018		2017		2018		2017
	Per Diluted Share		Per Diluted Share		Per Diluted Share		Per Diluted Share
Net income (loss)	$833	$0.09	$1,801	$0.18	$(9,844)	$(1.01)	$5,023	$0.52
+ Restructuring charge	—	—	—	—	316	0.03	630	0.06
+ Impairment of goodwill and intangible assets	—	—	—	—	14,816	1.52	—	—
+ Bad debt charge on commercial nuclear power business	—	—	—	—	280	0.03	—	—
- Tax effect of above	—	—	—	—	(2,981)	(0.31)	(189)	(0.02)
- Impact of new tax law	(209)	(0.02)			(786)	(0.08)	—	—

Adjusted net income	$624	$0.07	$1,801	$0.18	$1,801	$0.18	$5,464	$0.56

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge, impairment of goodwill and intangible assets, a charge associated with the revaluation of the nuclear business and the impact of the new tax law. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because Adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Fourth Quarter Fiscal 2018

Adjusted Operating Profit Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2018	2017	2018	2017
Operating profit (loss)	$850	$2,518	$(13,448)	$6,673
+ Restructuring charge	—	—	316	630
+ Impairment of goodwill and intangible assets	—	—	14,816	—
+ Bad debt charge on commercial nuclear power business	—	—	280	—

Adjusted operating profit	$850	$2,518	$1,964	$7,303

Adjusted operating margin %	3.8%	9.8%	2.5%	8.0%

Non-GAAP Financial Measure:

Adjusted operating profit is defined as consolidated operating profit before a nonrecurring restructuring charge, impairment of goodwill and intangible assets, and a charge associated with the revaluation of the nuclear business. Adjusted operating margin is Adjusted operating profit divided by sales. Adjusted operating profit and Adjusted operating margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted operating profit and Adjusted operating margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Because Adjusted operating profit and Adjusted operating margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted operating profit and Adjusted operating margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham Corporation

Fourth Quarter Fiscal 2018

Adjusted EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2018	2017	2018	2017
Net income (loss)	$833	$1,801	$(9,844)	$5,023
+ Net interest income	(147)	(111)	(594)	(376)
+ Income taxes	164	828	(3,010)	2,026
+ Depreciation & amortization	555	580	2,222	2,326
+ Restructuring charge	—	—	316	630
+ Impairment of goodwill and intangible assets	—	—	14,816	—
+ Bad debt charge on commercial nuclear power business	—	—	280	—

Adjusted EBITDA	$1,405	$3,098	$4,186	$9,629

Adjusted EBITDA margin %	6.3%	12.1%	5.4%	10.5%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, a nonrecurring restructuring charge, impairment of goodwill and intangible assets, and a charge associated with the revaluation of the nuclear business. Adjusted EBITDA margin is Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA and Adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham Corporation

Fourth Quarter Fiscal 2018

Additional Information—Unaudited

ORDER & BACKLOG TREND
($ in millions)

	Q117	Q217	Q317	Q417	FY2017	Q118	Q218	Q318	Q418	FY2018
	Total	Total	Total	Total	Total	Total	Total	Total	Total	Total
Orders	$14.6	$24.8	$17.7	$9.0	$66.1	$11.1	$17.1	$40.5	$43.5	$112.2
Backlog	$99.9	$104.0	$99.1	$82.6	$82.6	$72.9	$73.0	$96.2	$117.9	$117.9

SALES BY INDUSTRY FY 2018
($ in millions)

FY 2018	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/17	Total	9/30/17	Total	12/31/17	Total	3/31/18	Total	FY2018	Total
Refining	$3.6	18%	$4.7	28%	$5.4	31%	$7.9	35%	$21.6	28%
Chemical/ Petrochemical	$7.2	34%	$5.7	33%	$4.2	24%	$3.6	16%	$20.7	27%
Power	$4.0	19%	$1.9	11%	$1.7	10%	$3.2	14%	$10.8	14%
Other Commercial, Industrial and Defense	$6.1	29%	$4.9	28%	$6.0	35%	$7.4	35%	$24.4	32%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

SALES BY INDUSTRY FY 2017
($ in millions)

FY 2017	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/16	Total	9/30/16	Total	12/31/16	Total	3/31/17	Total	FY2017	Total
Refining	$7.2	32%	$6.7	32%	$6.3	28%	$4.0	15%	$24.2	26%
Chemical/ Petrochemical	$5.2	23%	$5.1	24%	$4.3	19%	$6.9	27%	$21.5	23%
Power	$4.7	21%	$6.1	29%	$4.4	19%	$4.8	19%	$20.0	22%
Other Commercial, Industrial and Defense	$5.3	24%	$3.2	15%	$7.7	34%	$9.9	39%	$26.1	28%
Total	$22.4		$21.1		$22.7		$25.6		$91.8

-MORE-

Graham Corporation Reports Fiscal 2018 Fourth Quarter and Full Year Results

May 31, 2018

Graham Corporation

Fourth Quarter Fiscal 2018

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2018
($ in millions)

FY 2018	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/17	Total	9/30/17	Total	12/31/17	Total	3/31/18	Total	FY2018	Total
United States	$14.8	71%	$11.1	65%	$11.3	65%	$14.7	66%	$51.9	67%
Middle East	$0.9	4%	$1.0	6%	$1.0	6%	$0.9	4%	$3.8	5%
Asia	$3.4	16%	$2.6	15%	$2.3	13%	$1.9	9%	$10.2	13%
Other	$1.8	9%	$2.5	14%	$2.7	16%	$4.6	21%	$11.6	15%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

SALES BY REGION FY 2017
($ in millions)

FY 2017	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/16	Total	9/30/16	Total	12/31/16	Total	3/31/17	Total	FY2017	Total
United States	$16.3	73%	$15.4	73%	$17.5	77%	$20.0	78%	$69.2	75%
Middle East	$1.0	4%	$0.5	2%	$0.8	3%	$0.9	4%	$3.2	4%
Asia	$3.1	14%	$1.2	6%	$1.6	7%	$1.8	7%	$7.7	8%
Other	$2.0	9%	$4.0	19%	$2.8	13%	$2.9	11%	$11.7	13%
Total	$22.4		$21.1		$22.7		$25.6		$91.8

-END-